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Exhibit 10.6

LIBERTY MEDIA CORPORATION 12300 Liberty Boulevard Englewood, CO 80112	LIBERTY ENTERTAINMENT, INC. 12300 Liberty Boulevard Englewood, CO 80112

May 3, 2009

Robert R. Bennett
10900 Hilltop Road
Parker, CO 80134

Dear Mr. Bennett:

        Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), Liberty Entertainment, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG One, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings, and DTVG Two, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings. Capitalized terms utilized herein and not otherwise defined will have the meaning given to such terms in the Merger Agreement.

        In furtherance of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Until the earlier to occur of the Merger Effective Time and the termination of this Agreement (the "Restricted Period"), you will not, and will not permit your spouse or any of your respective Affiliates (including, without limitation, Hilltop Investments, LLC), to:

            (i)  purchase or otherwise acquire Beneficial Ownership of, or any interest in (including, without limitation, by entering into or acquiring a derivative contract with respect to, entering into or acquiring a futures or forward contract to acquire or entering into any other hedging or other derivative transaction that has the effect of assuming the material economic benefits and risks of ownership of), any Subject Security (as defined below), or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) concerning any of the foregoing;

           (ii)  sell, transfer, give, pledge, encumber, assign or otherwise dispose of (including, without limitation, by entering into or acquiring an offsetting derivative contract with respect to, entering into or acquiring a futures or forward contract to deliver or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of) any Subject Security (collectively, "Dispositions"), or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) concerning any of the foregoing; or

          (iii)  exercise or convert (x) any Liberty Entertainment Stock Option or Liberty Entertainment SAR (including, without limitation, the stock options referred to in Section 3 below) , or (y) any Splitco Stock Option or Splitco SAR, provided, however, that the Restricted Period shall terminate with respect to clause (x) of this Section 1(iii) upon the Split-Off Effective Time.

        For purposes of this letter agreement, "Subject Security" means (x) shares of DIRECTV Common Stock, shares of Liberty Entertainment Common Stock (but only for periods prior to the Split-Off Effective Time) and shares of Splitco Common Stock, and (y) any security convertible into or exercisable or exchangeable for any security described in clause (x) of this definition.

        The restrictions set forth in this Section 1 will not apply to (A) the transfer to Liberty (or its agent) of shares of Liberty Entertainment Common Stock that are redeemed in the Split-Off, (B) the acquisition of shares of Splitco Common Stock to be issued in the Split-Off, (C) the adjustment of any Liberty Entertainment Equity Award or Splitco Equity Award in connection with the Split-Off, (D) the grant of the stock options pursuant to Section 3 hereof, (E) any transfer of a Subject Security to Mr. Bennett's or Mrs. Bennett's estate, executor, heir, legatee or personal representative in connection with his or her death, or (F) the transfer of shares of Series A Splitco Common Stock or DIRECTV Common Stock to Holdings pursuant to the Mergers.

        In addition, the restrictions set forth in this Section 1 will not apply to Dispositions of up to (x) an aggregate of 750,000 shares of Series A Liberty Entertainment Common Stock prior to the Split-Off Effective Time and (y) an aggregate of 675,000 shares of Splitco Series A Common Stock less the product of (A) the number of shares of Series A Liberty Entertainment Common Stock Disposed of prior to the Split-Off Effective Time multiplied by (B) 0.9.

        2.     You hereby acknowledge and agree (i) that, in connection with the completion of the Splitco Merger, any and all Splitco Options outstanding immediately prior to the Merger Effective Time that provide the holder with the ability to acquire shares of Series A Splitco Common Stock or Series B Splitco Common Stock upon exercise thereof (at the election of such holder) will be adjusted as a result of the Splitco Merger to remove the ability of the holder to elect to exercise such option for shares of Series B Splitco Common Stock (or after giving effect to the Splitco Merger, shares of Holdings Class B Common Stock), and (ii) that as a result of the foregoing, the awards described on Schedule 1 hereto Beneficially Owned by you as of the date hereof (the "A-B Options") would be so adjusted as a result of the Splitco Merger.

        3.     In exchange for your agreement to the restrictions set forth in Section 1 and your acknowledgement of the adjustments described in Section 2, Liberty will cause to be granted to you:

            (i)  As promptly as practicable after the date hereof, an option (the "Special Option") to purchase 500,000 shares of Series A Liberty Entertainment Common Stock at an exercise price per share equal to the closing price of the Series A Liberty Entertainment Common Stock on The Nasdaq Stock Market on the fifth trading day following (but not including) the trading day on which Liberty and DIRECTV publicly announce the execution of the Merger Agreement. The Special Option shall be fully vested and exercisable from and after the grant date. The Special Option shall expire on February 28, 2011.

           (ii)  On November 1, 2009, and on each one-month anniversary of that date, provided the Split-Off Effective Time has not previously occurred, an option to purchase 50,000 shares of Series A Liberty Entertainment Common Stock (each, a "Step-Up Option") at an exercise price per share equal to the closing price of the Series A Liberty Entertainment Common Stock on The Nasdaq Stock Market on the date you become entitled thereto (or, if such date is not a Nasdaq trading day, on the next Nasdaq trading day). Each Step-Up Option shall be fully vested and exercisable from and after the grant date. Each Step-Up Option shall expire on the 20th month anniversary of the grant date.

        4.     This agreement will terminate upon the first to occur of (A) the date the Merger Agreement terminates, (B) the day following the date you irrevocably waive either (x), if such waiver is effected prior to the Split-Off Effective Time, your right to receive shares of Series B Liberty Entertainment common stock, Series B Liberty Interactive common stock and Series B Liberty Capital common stock with respect to a sufficient number of Liberty stock options, so that following such waiver, you will not be a ten-percent shareholder of Liberty, a controlling shareholder of Liberty, or a member of a coordinating group that is a ten-percent shareholder of Liberty or a controlling shareholder of Liberty, each as defined in Treasury Regulation Section 1.355-7, or (y), if such waiver is effected following the Split-Off Effective Time, your right to receive shares of Series B Splitco Common Stock with respect to a sufficient number of Splitco stock options, so that following such waiver, you will not be a ten-percent shareholder of Splitco, a controlling shareholder of Splitco, or a member of a coordinating group that is a ten-percent shareholder of Splitco or a controlling shareholder of Splitco, each as defined in Treasury Regulation Section 1.355-7, or (C) August 2, 2010. Upon termination of this agreement, (i) the restrictions set forth in Section 1 shall terminate, (ii) the adjustment described in Section 2 shall not occur and (ii) neither party shall have any further obligations to the other under this agreement.

        5.     You acknowledge that no additional consideration has been promised to you in connection with your agreement to the terms of this letter agreement.

        6.     The terms and conditions of the Special Option and any Step-Up Options, which will be granted under the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective August 15, 2007) (the "Director Plan"), will be set forth in an option agreement, substantially in the form of the Form of Non-Qualified Stock Option Agreement used with respect to grants made under the Director Plan, modified as appropriate to reflect the terms and conditions of the Special Option and Step-Up Options, respectively, described in this letter agreement.

        7.     This letter agreement will be binding upon and inure to the benefit of the parties' successors and permitted assigns and, in the case of Mr. Bennett or Mrs. Bennett, any trustee, executor, heir, legatee or personal representative of Mr. Bennett or Mrs. Bennett (including, without limitation, any such Person succeeding to the Beneficial Ownership of the A-B Options upon the death, disability or incapacity of Mr. Bennett or Mrs. Bennett).

[signature page follows]

        If you agree to the terms of this letter, please so indicate by signing below.

Very truly yours,

LIBERTY MEDIA CORPORATION.
	By:	/s/ CRAIG TROYER
	Name: Title:	Craig Troyer Vice President
LIBERTY ENTERTAINMENT, INC.
	By:	/s/ CRAIG TROYER
	Name: Title:	Craig Troyer Vice President
Acknowledged and Agreed this 3rd day of May, 2009
/s/ ROBERT R. BENNETT
Robert R. Bennett

List of Omitted Schedules

        The following schedules to the letter agreement, dated as of May 3, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc. and Robert R. Bennett have not been provided herein:

  Schedule 1—Awards

        The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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  Exhibit 10.6